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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
SmarTire Systems Inc.



We consent to the incorporation by reference in the registration statement on Form S-8 relating to the 2000 Stock Incentive Plan (U.S.) and 2000 Stock Incentive Plan (Non-U.S.) our report dated September 13, 2000, relating to the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2000 and 1999 and the related consolidated statements of income (loss) and deficit and cash flows for the years then ended, which report appears in the July 31, 2000 annual report on Form 10-KSB of SmarTire Systems Inc.



"KPMG LLP"

KPMG LLP

Chartered Accountants

Vancouver, Canada
February 15, 2001